Exhibit 10.39

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

UNIVERSITY OF CALIFORNIA, BERKELEY OFFICE OF TECHNOLOGY LICENSING	[GRAPHIC]

EXCLUSIVE LICENSE AGREEMENT

FOR

AXON GROWTH TECHNOLOGIES

U.C. Case Nos.:	B94-002 B98-006 B98-031

Effective June 1, 2001 (the “Effective Date”), THE REGENTS OF THE UNIVERSITY OF CALIFORNIA a California corporation, whose legal address is 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, acting through its Office of Technology Licensing at the University of California, Berkeley, 2150 Shattuck Avenue, Suite 510, Berkeley, CA 94720-1620 (“REGENTS”), and RENOVIS, INC., a Delaware corporation having a principal place of business at 270 Littlefield Ave. South San Francisco, CA 94080 (“LICENSEE”), agree to the following terms and conditions of an exclusive license (the “AGREEMENT”):

1.	BACKGROUND

1.1	(a) REGENTS owns all right, title and interest by assignment from their respective inventors, of the following, collectively referred to as “INVENTIONS”:

“[*]” (U.C. Case No. B94-002); “[*]” (U.C. Case No. B98-006); “ [*]” (U.C. Case No. B98-031), and the INVENTIONS as it is disclosed and claimed in REGENTS’ PATENT RIGHTS as defined below, which are directed to the INVENTIONS.

(b) Professor [*] of the Howard Hughes Medical Institute (HHMI) at the University of California, Berkeley campus assigned his rights in the INVENTIONS to HHMI and, pursuant to interinstitutional agreement number 96-18-0017 between REGENTS and HHMI, HHMI has assigned the INVENTIONS to REGENTS.

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LICENSEE entered into a letter agreement relating to U.C. Case Nos. B98-006, B98-030 and B98-031 (“[*], COMM, AND [*] LETTER AGREEMENT”) with REGENTS effective on March 19, 2001 and terminating on October 5, 2001, and a letter agreement relating to UC Case No. 94-002 (“[*] LETTER AGREEMENT”) with REGENTS effective on April 11, 2001 and terminating on October 11, 2001, granting LICENSEE an exclusive right to negotiate an exclusive license to the REGENTS’ PATENT RIGHTS. Pursuant to such [*], COMM, AND [*] LETTER AGREEMENT and such [*] LETTER AGREEMENT, the LICENSEE has reimbursed REGENTS a portion of its costs in obtaining the REGENTS’ PATENT RIGHTS. LICENSEE also entered into a confidentiality agreement relating to U.C. Case No. B98-031 with REGENTS effective on April 5, 2001 and expiring on April 5, 2006 ([*] CONFIDENTIALITY AGREEMENT) and a confidentiality agreement relating to U.C. Case No. B98-006 ([*] CONFIDENTIALITY AGREEMENT) with REGENTS effective on April 5, 2001 and expiring on April 5, 2006.

1.2	LICENSEE has provided REGENTS with a confidential business plan and business strategy for use in REGENTS’ evaluation of LICENSEE’S resources and capabilities.

1.3	Development of the INVENTIONS was sponsored in part by the National Institutes of Health, and as a consequence, REGENTS elected to retain title to the INVENTIONS subject to the rights of the U.S. Government under 35 USC 200-212 and implementing regulations, including that REGENTS, in turn, has granted back to the U.S. Government a non-exclusive, non-transferable irrevocable, paid-up license to practice or have practiced the INVENTIONS for or on behalf of the U.S. Government throughout the world.

1.4	In accordance with REGENTS’ interinstitutional agreement with HHMI, REGENTS has granted to the HHMI a paid up, non-exclusive, irrevocable license to use the INVENTIONS for its non-commercial purposes, but with no right to sublicense.

1.5	REGENTS and LICENSEE wish to have the INVENTIONS developed and perfected as soon as possible, and to the extent applicable, marketed, so that products resulting therefrom may be available for public use and benefit.

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1.6	LICENSEE wishes to acquire, and REGENTS wishes to grant to LICENSEE, an exclusive license under the REGENTS’ PATENT RIGHTS on the terms and conditions set forth herein.

2.	DEFINITIONS

2.1	“REGENTS’ PATENT RIGHTS” means;

a)	REGENTS’ U. S. Patent No. [*] (U.C. Case No. B94-002-1), U. S. Patent No. [*] (U.C. Case No. B94-002-4), U. S. Patent No. [*] (U.C. Case No. B94-002-5), U.S. Patent No. [*] (U.C. Case No. B94-002-6) and U.S. patent application Serial No. [*], filed on [*] (U.C. Case No. B94-002-7), PCT patent application serial no. [*], European patent application [*], Japanese patent application [*], Canadian patent application [*], and Australian patent application [*], all entitled “[*]” and assigned to REGENTS; and claims of any patents corresponding thereto and issuing any where in the world directed to subject matter specifically described in the foregoing patents and/or applications;

b)	REGENTS’ U.S. patent application serial number [*] filed on [*] (UC Case No. B98-006) entitled “[*]” and assigned to REGENTS (and claiming priority to U.S. provisional patent application serial number [*], filed on [*]); and claims of any patents corresponding thereto and issuing any where in the world directed to subject matter specifically described in the foregoing patent application(s);

c)	REGENTS’ U.S. patent [*] (UC Case No. B98-031), issued on [*], entitled “ [*]” from U.S. patent application [*] (and claiming priority to U.S. provisional patent application serial number [*], filed on [*], and to provisional patent application serial number [*], filed on [*]); and claims of any patents corresponding thereto and issuing any where in the world directed to subject matter specifically described in the foregoing patent; and

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d)	For any patent or patent application in Article 2.1 (a) - (c) above in existence as of the Effective Date and specifically identified by patent number or patent application number above, any continuing applications, divisions, substitutions, extensions, reissues, or reexaminations thereof, but not continuations-in-part except for claims in continuation-in-part applications directed to subject matter specifically described in such patent and/or patent application and entitled to the priority filing date of the United States application in Article 2.1(a) through (c) above, on which it is based, and any patents resulting therefrom.

2.2	“LICENSED PRODUCT(S)” means any material or product that, but for the license granted in this AGREEMENT, would infringe a VALID CLAIM in REGENTS’ PATENT RIGHTS in that country in which such material or product is made, used, offered for sale, sold, or imported. For purposes of this AGREEMENT, “VALID CLAIM” means:

(a)	a claim of an issued, unexpired patent under REGENTS’ PATENT RIGHTS, which has not been abandoned or disclaimed, provided that a claim of an issued, unexpired patent under REGENTS’ PATENT RIGHTS will be presumed to be valid unless and until it has been held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken, or

(b)	a pending claim being prosecuted in a pending patent application under REGENTS’ PATENT RIGHTS, provided that if such pending claim has not issued as a claim of an issued patent within five (5) years after the filing date from which such patent application takes priority, such pending claim shall not be a VALID CLAIM for the purposes of this AGREEMENT unless and until, subsequent to such five (5) year period, such pending claim is issued as a claim of an issued and unexpired patent.

2.3	“LICENSED METHOD(S)” means any process or method that is covered by REGENTS’ PATENT RIGHTS in the country in which such process or method is used to make LICENSED PRODUCT(S) or the use or practice of which would constitute, but for the license granted to the LICENSEE pursuant to this AGREEMENT, an infringement of any VALID CLAIM within REGENTS’ PATENT RIGHTS in that country in which the LICENSED METHOD is used or practiced.

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2.4	“NET ROYALTIES” shall mean royalty payments actually received by LICENSEE on sublicensee’s sales of LICENSED PRODUCTS or LICENSED METHODS.

2.5	“NET SALES” shall mean LICENSEE’s or AFFILIATE’s billings for sales of LICENSED PRODUCTS or LICENSED METHODS produced hereunder less: returns, recalls, rejections and allowances actually granted, packing, insurance, postage, freight out, taxes or excise duties and/or any other tariffs, customs duties or taxes imposed on the transactions (if included in the gross amount received by LICENSEE or AFFILIATE), wholesaler discounts and cash discounts. No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE or AFFILIATE and on its payroll, or for cost of collections. LICENSED PRODUCTS and LICENSED METHODS shall be considered “sold” when billed or invoiced, provided, however, that LICENSED PRODUCTS and LICENSED METHODS used in testing, clinical trials, or as marketing samples to develop or promote the LICENSED PRODUCTS and/or LICENSED METHODS shall not be included as sold under the definition of NET SALES. For purposes of this definition, except when AFFILIATES are the end users of LICENSED PRODUCTS or LICENSED METHODS, LICENSED PRODUCTS shall be considered sold when billed out to a customer other than LICENSEE’s or AFFILIATE’s.

2.6	“SUBLICENSE FEES” means up front license fee payments, minimum annual royalty payments, NET ROYALTIES and/or annual license fees, but shall exclude milestone payments (but subject to Article 6.3 below), research funding, debt financing, purchase of equity, reimbursement of patent filing, prosecution and maintenance expenses or other expenses. Notwithstanding the foregoing, if a sublicensee purchases equity of LICENSEE, and the purchase price of such equity exceeds [*]% of the fair market value (as defined below) of such equity (such excess being referred to as the “premium”), then to the extent that such premium is attributable to the grant to such sublicensee of sublicense rights under REGENTS’ PATENT RIGHTS, such premium shall be included as SUBLICENSE FEES. The term “fair market value” shall mean: (a) if LICENSEE’s common stock is publicly traded, the value of such equity using a per share price equal to the average of the reported closing prices of such stock on the exchange for the twenty trading days prior to such purchase; or (b) otherwise, the value of such equity using the per share purchase price of LICENSEE’s most recent equity financing.

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LICENSEE agrees that, in any sublicense by LICENSEE of the rights granted to LICENSEE hereunder, the economic return to LICENSEE pursuant to such sublicense agreement shall not be disproportionately weighted towards high milestone payments in exchange for a lower royalty rate, with the goal of disadvantaging REGENTS’ economic return under Section 6.8 due to such disproportionate weighting (where such term “disproportionately” shall mean significantly different from the economic structures of reasonably typical sublicense agreements of the same industry and type of deal).

2.7	“AFFILIATE” means any corporation or other business entity in which the LICENSEE owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors or in which the LICENSEE is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an “AFFILIATE” includes any company in which the LICENSEE owns or controls, or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

3.	GRANT

3.1	Subject to the terms and conditions set forth in this AGREEMENT, and subject to the licenses granted to the United States government and to the HHMI as stated in Articles 1.3 and 1.4, REGENTS hereby grants to LICENSEE and LICENSEE hereby accepts a worldwide, exclusive license under REGENTS’ PATENT RIGHTS to make, have made, use, sell, offer for sale and import LICENSED PRODUCT(S), and to otherwise practice LICENSED METHOD(S) and REGENTS’ PATENT RIGHTS.

3.2	The license under Article 3.1 will be exclusive for a term commencing as of the Effective Date and ending on the date of the last to expire patent under REGENTS’ PATENT RIGHTS.

3.3	REGENTS and the HHMI expressly reserve the non-exclusive right to use the INVENTIONS and related technology for their non-commercial educational and research purposes. In addition, REGENTS and the HHMI reserve the right to transfer biological tangible materials required to practice the INVENTIONS to requesters in the nonprofit sector for their noncommercial educational and research purposes.

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3.4	LICENSEE will have a continuing responsibility to keep REGENTS informed of its large/small entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees.

3.5	Upon receipt of a written request from LICENSEE to convert the license granted from REGENTS herein (pursuant to Article 3.1, above) from an exclusive right to a nonexclusive right, then REGENTS and LICENSEE agree to commence good faith discussions within thirty (30) days of such written request as to the availability and terms of a nonexclusive license to the REGENTS’ PATENT RIGHTS, but it is understood that REGENTS has no obligation to grant such a license.

3.6	LICENSEE, at its sole discretion, shall have the right to extend the licenses granted under Article 3.1 to its AFFILIATES. Further, LICENSEE may perform any of its obligations under this AGREEMENT by or through one of its AFFILIATES, provided that LICENSEE shall in any event remain responsible for such performance. LICENSEE hereby agrees that each of its AFFILIATES that exercises any of the rights granted hereunder shall comply with the terms and conditions of this AGREEMENT.

3.7	The INVENTIONS covered REGENTS’ PATENT RIGHTS were funded in part by grants from the United States government. In accordance with PL 96-517 as amended by PL 98-620, to the extent required by law or regulation, any LICENSED PRODUCTS sold in the United States will be substantially manufactured in the United States. If LICENSEE documents to REGENTS that it is not commercially feasible to comply with the requirement to manufacture such products substantially in the United States and requests a waiver of this requirement, then REGENTS shall submit a request for such waiver to the United States federal government.

4.	SUBLICENSES

4.1	LICENSEE will have the right to sublicense to third parties the right to make, have made, use, import, offer for sale and sell LICENSED PRODUCT(S) and to practice the REGENTS’ PATENT RIGHTS and LICENSED METHOD(S), provided that LICENSEE has current exclusive rights under this AGREEMENT. Every such sublicense will provide:

(a)	A statement setting forth the date upon which LICENSEE’s exclusive rights, privileges, and license hereunder will expire;

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(b)	A statement such that, to the extent applicable, the non-payment obligations of this AGREEMENT will be binding upon the sublicensee; but subject further to Section 4.5 below, and;

(c)	Payment obligations may be at higher rates than this AGREEMENT, and;

(d)	SUBLICENSEE(s) will be precluded from granting further sublicenses other than to affiliates of such sublicensee(s);

(e)	The same provision for indemnification of REGENTS and the HHMI as has been provided for in this AGREEMENT.

In the event that LICENSEE determines, in its sole reasonable discretion, that it is not commercially and/or scientifically feasible to practice the rights granted hereunder without certain third party rights, LICENSEE may enter into an agreement with such third party pursuant to which LICENSEE sublicenses to such third party the rights licensed hereunder in exchange for such third party rights and each such sublicense need not require any payment obligation on the part of such third party.

4.2	If LICENSEE enters into any sublicensing agreement under the REGENTS’ PATENT RIGHTS, LICENSEE shall pay REGENTS the following (as applicable):

(a)	[*] percent ([*]%) of the SUBLICENSING FEES actually received by LICENSEE under such a sublicense agreement where the sublicensed rights are solely to REGENTS’ PATENT RIGHTS; or

(b)	[*] percent ([*]%) of SUBLICENSING FEES actually received by LICENSEE under any other sublicense agreement (a sublicense agreement that is not subject to Art. 4.2(a) above) where, for example, the sublicensed rights include not only REGENTS’ PATENT RIGHTS but also rights licensed under LICENSEE’s patents or technology and/or the conduct of research by LICENSEE and/or rights sublicensed under other third party rights.

4.3	LICENSEE will notify REGENTS of each sublicense granted hereunder and furnish to REGENTS a summary of the material terms of each such sublicense agreement.

4.4	LICENSEE will deliver all reports due REGENTS and received from sublicensees.

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4.5	Upon termination of this AGREEMENT for any reason, all sublicenses that are granted by LICENSEE pursuant to this AGREEMENT will remain in effect and will be assigned to REGENTS except that REGENTS will not be bound to perform any duties or obligations set forth in any sublicenses that extend beyond the duties and obligations of REGENTS set forth in this AGREEMENT, and the LICENSEE’s obligations to the Regents hereunder will be binding upon the sublicensee.

4.6	LICENSEE agrees to mandatory sublicensing provisions as follows:

(a)	If the [*], then the REGENTS, as represented by the Office of Technology Licensing, may give written notice to the LICENSEE, except for: 1) information that is subject to restrictions of confidentiality with third parties, and 2) information that originates with REGENTS personnel who do not assent to its disclosure to LICENSEE; and, provided that REGENTS shall not invoke the mandatory sublicensing provisions of this Article 4.5 without having provided such written notice to LICENSEE. Such written notice shall include, without limitation, sufficient details of the proposed application to permit meaningful evaluation by LICENSEE.

(b)	Within ninety (90) days after LICENSEE receives such written notice from REGENTS, LICENSEE shall give written notice to REGENTS stating whether LICENSEE elects to develop LICENSED PRODUCTS or LICENSED METHODS for the new application.

(c)	If LICENSEE elects to develop and commercialize the proposed LICENSED PRODUCTS or LICENSED METHOD for the new application, LICENSEE shall submit a progress report every six months to REGENTS pursuant to Article 8.

(d)

If LICENSEE elects not to develop and commercialize the proposed LICENSED PRODUCTS or LICENSED METHOD for use in the new application, REGENTS may seek (a) third party(ies) to develop and commercialize the proposed LICENSED PRODUCTS or LICENSED METHOD for the new application. If REGENTS is successful in finding a

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third party, it shall refer such third party to LICENSEE. If the third party requests, in writing, a sublicense under this AGREEMENT, then the LICENSEE shall enter into good faith negotiations with the third party and the LICENSEE shall report the request to REGENTS in writing within thirty (30) days from the date of such written request, provided that LICENSEE shall have no obligation to enter into such negotiations and REGENTS shall not invoke Article 4.5(e) until the earlier of one (1) year from the Effective Date of this AGREEMENT or the receipt by REGENTS of two or more requests for a sublicense under REGENTS’ PATENT RIGHTS. If the request by the third party results in a sublicense, then LICENSEE shall report it to REGENTS pursuant to Article 4.2.

(e)	If negotiations between LICENSEE and any such third party end after sixty (60) days without agreement, within thirty (30) days after such end of negotiations, the LICENSEE shall submit to REGENTS a report specifying the license terms proposed by the LICENSEE and refused by the third party. If REGENTS determines that LICENSEE’s proposed terms are reasonable under the circumstances, no further negotiations are required, and LICENSEE shall have no further obligation to grant a sublicense to such third party with respect to such new application. If, however, REGENTS determines otherwise, REGENTS and LICENSEE will prepare a mutually agreed upon counter-proposal to such third party. If such third party rejects the counter-proposal, LICENSEE shall have no obligation to pursue further negotiations and sublicensing of such third party with respect to such new application. If REGENTS and LICENSEE are unable to agree on a counter-proposal, then REGENTS may unilaterally make such a counter-proposal, and, if successful, issue resultant license directly to the third party in a field of use to allow the third party to practice the INVENTION to commercialize the new application, and may amend this AGREEMENT to exclude such field of use.

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5.	LICENSE ISSUE FEE

5.1	LICENSEE will pay to REGENTS a non-creditable, non-refundable license issue fee of [*] dollars ($[*]) within thirty (30) days after the final execution of this AGREEMENT and a non-refundable fee of [*] dollars ([*]) due on or before each of the first and second anniversaries of the Effective Date.

5.2	This fee is not an advance against royalties.

6.	ROYALTIES

6.1	LICENSEE shall to pay to REGENTS a minimum annual royalty of twenty five thousand dollars ($25,000) on or before January 1 of each calendar year beginning with the first full calendar year after a first commercial sale is made. The minimum annual royalty shall be creditable against royalties due pursuant to Article 6.2 on NET SALES occurring in that calendar year.

6.2	LICENSEE will pay to REGENTS a royalty in an amount equal to a percentage of NET SALES of LICENSED PRODUCTS and/or LICENSED METHODS sold by LICENSEE or its AFFILIATES, and the parties agree that such percentage shall be between [*] percent ([*]%), depending on the particular LICENSED PRODUCT or LICENSED METHOD sold. LICENSEE and REGENTS agree to commence good faith negotiations on a product-by-product basis to establish the specific royalty rate to be used to determine royalties, which rate shall be within the range of [*] percent ([*]%), for a particular LICENSED PRODUCT or LICENSED METHOD within thirty (30) days after LICENSEE (or its AFFILIATE) files with the Food and Drug Administration an investigative new drug (an “IND”) application on that LICENSED PRODUCT or LICENSED METHOD. LICENSEE shall notify REGENTS in writing pursuant to Article 22 (“Notices”) when such an IND application is filed.

6.3	(a) LICENSEE shall pay to REGENTS a milestone payment of [*] dollars ($[*]) upon completion of Phase II clinical trials for each LICENSED PRODUCT.

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(b) For each LICENSED PRODUCT, LICENSEE shall pay to REGENTS a milestone payment upon the filing of the first NDA covering such LICENSED PRODUCT, in the applicable following amount:

(i)	if LICENSEE makes the NDA filing itself, the milestone payment shall be [*] dollars ($[*]);

(ii)	if a sublicensee of LICENSEE makes the NDA filing, the milestone payment shall be an amount equal to [*] percent ([*]%) of consideration received by LICENSEE from such sublicensee based on such NDA filing by such sublicensee, or [*] dollars ($[*]), whichever is greater.

6.4	In the event that LICENSEE licenses additional patents from third parties which are required to make, have made, use, sell, offer for sale or import a particular LICENSED PRODUCT and/or to practice a particular LICENSED METHOD, then LICENSEE shall be entitled to reduce LICENSEE’s royalty payments for that LICENSED PRODUCT or LICENSED METHOD to REGENTS hereunder by fifty percent (50%) of the amount of such royalty payments paid by LICENSEE to such third parties; provided that the reduction for any given year does not reduce the royalties paid to REGENTS by more than fifty percent (50%).

6.5	LICENSEE will make all payments under this AGREEMENT by check payable to “The Regents of the University of California” and forward it to REGENTS at the address shown in Article 22 (Notices).

6.6	In the event that any patent or any claim thereof included within REGENTS’ PATENT RIGHTS expires, is abandoned or is held invalid in a final decision by a court of competent jurisdiction, not subject to further appeal, all obligation to pay royalties for LICENSED PRODUCT(S) based on, covered by, or made using such patent or claims or any claims patentably indistinct therefrom will cease as of the date of such expiration or final decision. LICENSEE will not, however, be relieved from paying any royalties for LICENSED PRODUCT(S) that accrued before such expiration or decision or that are based on another VALID CLAIM of an unexpired patent within REGENTS’ PATENT RIGHTS involved in such decision.

6.7	Only one payment pursuant to any provision in this Article 6 shall be payable to REGENTS on any LICENSED PRODUCT or LICENSED METHOD regardless of the number of claims (or patents) in REGENTS’ PATENT RIGHTS covering such LICENSED PRODUCT or LICENSED METHOD.

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7.	DUE DILIGENCE

7.1	LICENSEE, upon execution of this AGREEMENT, will use diligent efforts to proceed with the development, and commercial use and exploitations, of REGENTS’ PATENT RIGHTS and/or products and/or manufacture of LICENSED PRODUCT(S) or commercial use of LICENSED METHODS and to meet the market demand therefor. LICENSEE will be entitled to exercise prudent and reasonable business judgment in meeting its due diligence obligations hereunder. LICENSEE agrees to achieve milestones in the commercialization of the technology are as follows:

(a)	By [*] after the Effective Date, develop in vitro assays as follows:

(i)	Isolation of [*];

(ii)	Preparation of [*];

(iii)	Development of culture system in which [*]; and

(iv)	Development of [*].

(b)	By [*] after the Effective Date:
Have retained a full time Chief Executive Officer and;

(i)	[*]; and

(ii)	Screen the genes listed in 7.1(b)(i) on [*], in order to identify genes [*].

(c)	By [*] after the Effective Date, prepare and test [*] expressed from the genes listed in Article 7.1(b)(i) as prioritized by [*] screening results from the screen in Article 7.1(b)(ii) as follows:

(i)	[*];

(ii)	[*];

(iii)	[*] into a [*]; and

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(iv)	Screen the [*] from the [*];

(d)	By [*] after the Effective Date, conduct [*] of the genes listed in Article 7.1(b)(i) as prioritized by [*] screening in 7.1(c)(iv) as follows:

(i)	Produce positive, stable cell lines by selection that express the protein products of the selected genes; and

(ii)	Deliver stable cell lines expressing the gene products directly to injury site to rodent model of spinal cord injury.

(e)	By [*] after the Effective Date, [*] of treatment using at least [*].

7.2	If LICENSEE is unable to meet any of its due diligence obligations set forth in Article 7.1, then REGENTS may so notify LICENSEE in writing of such failure to perform. After any such notice, LICENSEE will have the right and option to extend the target date of any such due diligence obligation for a period of six (6) months upon the payment of $[*] within thirty (30) days of the extension date for each such extension option exercised by LICENSEE. LICENSEE may further extend the target date of any diligence obligation for an additional six (6) months upon payment of an additional [*] dollars ($[*]). Both six (6) month extensions will automatically apply unless LICENSEE notifies REGENTS in writing prior to the target date that LICENSEE does not elect to take the extension. Additional extensions may be granted only by mutual written agreement of the parties to this AGREEMENT. Those payments are in addition to the payments specified in Article 6. Should LICENSEE opt not to extend the obligation or fail to meet it by the extended target date, then REGENTS will have the right and option, as provided in Section 7.3, to reduce the LICENSEE’s exclusive license to a non-exclusive royalty bearing license or to terminate this AGREEMENT. However, if LICENSEE is unable to perform any of the due diligence obligations set forth in Article 7.1 due to hardships beyond LICENSEE’s control while LICENSEE has demonstrated diligent commercial efforts to perform these obligations, then REGENTS may extend the dates as appropriate (after conferring with LICENSEE in good faith and, in any event, on at least a day to day basis) in writing to LICENSEE, and REGENTS will neither terminate this AGREEMENT nor reduce LICENSEE’s exclusive license to a non-exclusive license.

7.3	To exercise the right to terminate the Agreement or reduce the license to a non-exclusive license for lack of diligence required in Article 7.1, REGENTS must

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first give LICENSEE written notice of the deficiency, specifying in detail the basis for REGENT’S belief that such deficiency exists. The LICENSEE thereafter has sixty (60) days (or such longer period as provided below) to cure the deficiency, or if LICENSEE believes it is in compliance with the diligence requirements of Article 7.1, to seek resolution of such dispute under Article 29. If REGENTS has not received a written request for such resolution or satisfactory tangible evidence that the deficiency has been cured by the end of the sixty (60) day period (or such longer period as provided below), then REGENTS may, at its option, either reduce LICENSEE’s exclusive license to a non-exclusive license by giving written notice to LICENSEE, or terminate this AGREEMENT. These notices will be subject to Article 22 (Notices). If REGENTS reduces LICENSEE’s exclusive license to a non-exclusive license as provided herein, then all payments due hereunder by LICENSEE shall be shared on a pro rata basis with all other nonexclusive licensees of the REGENTS’ PATENT RIGHTS in the United States, but no more than fifty percent (50%) of foreign prosecution costs. This right, if exercised by REGENTS, will supersede the exclusive license granted in Article 3.1. The right to reduce LICENSEE’s exclusive license granted hereunder to a non-exclusive license or to terminate this AGREEMENT will be REGENTS’ sole and exclusive remedy for breach of Article 7.1. For any lack of diligence by LICENSEE pursuant to Article 7.1 for which REGENTS has provided notice under this Article 7.3, LICENSEE shall have the right to propose to REGENTS a reasonable program to cure such deficiency, which program REGENTS shall consider in good faith and, if it is reasonable, shall approve promptly thereafter, such approval not to be unreasonably withheld. So long as LICENSEE provides REGENTS such proposed program to cure such deficiency within thirty (30) days after the date of REGENT’S notice hereunder, and completes such program to cure such deficiency within 120 days after the date REGENTS approve such program, then REGENTS shall not have the right to terminate the AGREEMENT or reduce the license to non-exclusive.

8.	PROGRESS AND ROYALTY REPORTS

8.1	Beginning on December 31,2001, and semi-annually thereafter, LICENSEE will submit to REGENTS a progress report covering:

(a)	LICENSEE’s activities related to satisfying the due diligence requirements in Article 7.1 and the obtaining of the governmental approvals necessary, if any, for marketing of products, if any, in the United States.

(b)	LICENSEE’s progress in developing any applications of the REGENTS’ PATENT RIGHTS elected for commercial development by LICENSEE pursuant to Article 4.5 of this AGREEMENT.

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9.	LIFE OF THE AGREEMENT

9.1	Unless otherwise terminated by the operation of law or by acts of the parties in accordance with the terms of this AGREEMENT, this AGREEMENT will be in force from the Effective Date and will remain in effect for the life of the last-to-expire patent licensed under this AGREEMENT.

9.2	Any termination of this AGREEMENT shall not affect the rights and obligations set forth in the following articles:

Article 4             Sublicenses

Article 9             Life of the Agreement

Article 12           Disposition of PRODUCTS on Hand Upon Termination

Article 15           Use of Names and Trademarks

Article 18           Indemnification

Article 23           Late Payments

Article 25           Confidentiality

Article 31           HHMI Third Party Beneficiary Status

9.3	Any termination of this AGREEMENT will not relieve LICENSEE of its obligation to pay any moneys due or owing at the time of such termination and will not relieve any obligations, of either party to the other party, established prior to termination.

10.	TERMINATION BY REGENTS

10.1

If LICENSEE should violate or fail to perform any material term or covenant of this AGREEMENT, then, except as otherwise provided in Article 7, REGENTS may give written notice of such material default (“Notice of Default”) to LICENSEE. If LICENSEE should fail to repair such default within sixty (60) days after LICENSEE’s receipt of such Notice of Default, REGENTS will have the right (except as provided below) to terminate this AGREEMENT and the licenses herein by a second written notice (“Notice of Termination”) to LICENSEE; provided, however, that if, in REGENTS’ reasonable opinion, such material default cannot reasonably be cured within such sixty (60) days notice period, but is capable of being cured within one hundred twenty (120) days, then REGENTS shall not terminate this AGREEMENT so long as LICENSEE has initiated diligent and good-faith efforts to cure such default within such notice period and continues such efforts until such default is cured, but if the default is not cured by the one hundred twentieth (120th) day after receipt of the Notice of Default, REGENTS will thereafter have the right to terminate this AGREEMENT

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by giving a Notice of Termination as provided above. If a Notice of Termination is sent to LICENSEE, this AGREEMENT will automatically terminate on the effective date of such notice. Such termination will not relieve LICENSEE of its obligation to pay any royalty or license fees owing at the time of such termination and will not impair any accrued rights of REGENTS. These notices will be subject to Article 22 (Notices).

11.	TERMINATION BY LICENSEE

11.1	LICENSEE will have the right at any time to terminate this AGREEMENT in whole or as to any portion of REGENTS’ PATENT RIGHTS by giving notice in writing to REGENTS. Such notice of termination will be subject to Article 22 (Notices) and termination of this AGREEMENT or portion thereof will be effective thirty (30) days from the effective date of such notice.

11.2	Any termination pursuant to the above paragraph will not relieve LICENSEE of any obligation or liability accrued hereunder prior to such termination or rescind anything done by LICENSEE or any payments made to REGENTS hereunder prior to the time such termination becomes effective, and such termination will not affect in any manner any rights of REGENTS arising under this AGREEMENT prior to such termination.

12.	DISPOSITION OF PRODUCTS ON HAND UPON TERMINATION

12.1	Upon termination of this AGREEMENT LICENSEE will have the privilege of disposing of all previously made or partially made LICENSED PRODUCT(S), but no more, within a period of one hundred and twenty (120) days following the effective date of termination, provided, however, that the sale of such LICENSED PRODUCT(S) will be subject to the terms of this AGREEMENT including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon.

13.	PATENT PROSECUTION AND MAINTENANCE

13.1

During the term of this AGREEMENT, the REGENTS shall diligently prosecute and maintain the REGENTS’ PATENT RIGHTS using REGENTS’ counsel to be chosen by mutual agreement of REGENTS and LICENSEE, provided, however, that if the parties, after considering three (3) choices for prosecution counsel, are unable to agree, the REGENTS shall, in good faith, decide on an alternate counsel. REGENTS shall adopt a prosecution strategy, taking into consideration LICENSEE’s reasonable input. Thereafter, REGENTS shall use all reasonable

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efforts to implement such strategy or one consistent with LICENSEE’s commercial goals and interests, including amending any patent application to include claims reasonably requested by LICENSEE to protect products and/or processes contemplated to be used or sold under such License Agreement, but only such claims that fall within the original definition of REGENTS’ PATENT RIGHTS as set forth in this AGREEMENT as of the Effective Date. REGENTS shall not, without mutual agreement with LICENSEE, abandon the subject matter of any claim initially presented in any REGENTS’ PATENT RIGHTS. LICENSEE shall be provided with copies of all documents relating to the filing, prosecution, and maintenance of REGENTS’ PATENT RIGHTS in sufficient time to review such documents and comment thereon, if desired by LICENSEE, prior to filing, provided however, that if LICENSEE has not commented on such documents prior to the deadline for filing a response with the relevant government patent office, REGENTS will be free to respond without consideration of LICENSEE’s comments. LICENSEE shall keep this documentation confidential in accordance with Article 25 (Confidentiality) herein.

13.2	LICENSEE shall reimburse REGENTS for all past and present costs, and future costs (with the exception of bills already reimbursed) for preparing, filing, prosecuting, and maintaining REGENTS’ PATENT RIGHTS. As of the Effective Date of this AGREEMENT, LICENSEE has reimbursed REGENTS for [*] dollars ($ [*]) in costs, receipt of which is hereby acknowledged by REGENTS. If the exclusive license granted herein is converted to a non-exclusive license pursuant to Articles 3.5, 7.2, or 7.3, REGENTS agrees to negotiate in good faith with LICENSEE a reduction in the percentage of the costs of preparing, filing, prosecuting and maintaining such patent applications and patents that LICENSEE must pay from the date the license becomes non-exclusive and, in no event, will LICENSEE pay greater than a pro rata share of costs, to be shared equally among all licensees of REGENTS’ PATENT RIGHTS in the United States, but no more than fifty percent (50%) of costs for foreign prosecution.

13.3

REGENTS will endeavor to obtain patent protection on the INVENTIONS in foreign countries if available and if LICENSEE so elects. LICENSEE must, as applicable, notify REGENTS at least two months prior to the foreign bar date of its election to obtain foreign patents, unless LICENSEE has less than two months notice of the foreign bar date, in which case LICENSEE will make such an election as soon as practicable after becoming aware of the foreign bar date. This notice concerning foreign filing shall be in writing, must identify the countries desired, and reaffirm LICENSEE’s obligation to underwrite the costs thereof. The absence of such a notice from LICENSEE to REGENTS shall be considered an

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election not to secure foreign rights in the countries not included in the required notice.

13.4	The preparation, filing, prosecution and maintenance of all foreign patent applications filed at LICENSEE’s request, as well as the maintenance of all resulting foreign patents, shall be at the sole expense of LICENSEE or as otherwise agreed under Article 13.3. Such patents shall be held in the name of the REGENTS and shall be obtained using counsel to be chosen by mutual agreement of REGENTS and LICENSEE.

13.5	The REGENTS shall have the right to file patent applications at its own expense in any country in which the LICENSEE has not elected to secure patent rights, and such applications and resultant patents shall not be subject to this AGREEMENT. However, REGENTS agree not to license such applications and resultant patents to a third party without first offering LICENSEE an opportunity to add any such applications to this AGREEMENT. If LICENSEE elects to do so, LICENSEE shall reimburse REGENTS for all past, present, and future costs (to the extent required by Article 13.3) incurred in the preparation, filing, prosecution and maintenance of such applications and resulting patents.

13.6	LICENSEE’s obligation to reimburse REGENTS for costs specified in Article 13.2 shall continue for so long as this AGREEMENT remains in effect. However, LICENSEE may terminate its obligations with respect to any given patent application or patent upon three (3) months written notice to REGENTS. REGENTS will endeavor to curtail patent costs when such a notice is received from LICENSEE. REGENTS may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense; provided, however, that LICENSEE shall have no further right or licenses thereunder.

13.7	REGENTS shall provide statements, including copies of invoices from patent; counsel, to LICENSEE showing the amount to be reimbursed to REGENTS under the provisions of this Article 13 (Patent Prosecution and Maintenance). Payment to REGENTS shall be due within thirty (30) days of the date of these statements.

14.	MARKING

14.1

Prior to the issuance of patents under REGENTS’ PATENT RIGHTS, LICENSEE agrees to mark LICENSED PRODUCT(S) (or their containers or labels) made, sold, licensed or otherwise disposed of by it in the United States under the license granted in this AGREEMENT with the words “Patent Pending,”

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and following the issuance in the United States of one or more patents under REGENTS’ PATENT RIGHTS, with the numbers of the REGENTS’ PATENT RIGHTS. All LICENSED PRODUCT(S) shipped to, manufactured, or sold in other countries shall be marked in such manner as to conform with the patent laws and practice of such countries.

15.	USE OF NAMES AND TRADEMARKS

15.1	Nothing contained in this AGREEMENT will be construed as conferring any right to either party to this AGREEMENT to use in advertising, publicity or other promotional activities any name, trademark, trade name, or other designation of either party hereto by the other (including any contraction, abbreviation, or simulation of any of the foregoing). Unless required by law, the use, by LICENSEE, of the name “The Regents of the University of California” or the name of any University of California campus in advertising, publicity or other promotional activities is expressly prohibited, as is the use, by REGENTS, of the name of “Renovis, Inc.” in advertising, publicity or other promotional activities. Notwithstanding the above, REGENTS acknowledges that LICENSEE may state that is has a license to the REGENTS’ PATENT RIGHTS from the REGENTS in securing financing, but each statement shall be submitted in writing to REGENTS for review and approval prior to its release, provided that REGENTS’ approval shall not be unreasonably withheld. Unless required by law, LICENSEE, its Affiliates and Sublicensees shall not use the name “Howard Highes Medical Institute”, “HHMI,” its logo, or the name or abbreviation of the name of any HHMI trustee, officer, director, or employee in advertising, publicity or other promotional activities that relate or refer to this AGREEMENT, any sublicense, or any activities contemplated hereby or thereby.

16.	LIMITED WARRANTIES

16.1	REGENTS warrants to LICENSEE that it has the lawful right to grant this license.

16.2	This license and the associated INVENTIONS are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE INVENTION, THE LICENSED PRODUCT(S) OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

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16.3	IN NO EVENT WILL REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION, LICENSED METHOD OR LICENSED PRODUCT(S).

16.4	Nothing in this AGREEMENT is or will be construed as;

(a)	A warranty or representation by REGENTS as to the validity, enforceability or scope of any REGENTS’ PATENT RIGHTS; or

(b)	A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this AGREEMENT is or will be free from infringement of patents of third parties; or

(c)	An obligation to bring or prosecute actions or suits against third parties for patent infringement, except as provided in Article 17; or

(d)	Conferring by implication, estoppel, or otherwise any license or rights under any patents of REGENTS other than REGENTS’ PATENT RIGHTS as defined herein, regardless of whether such patents are dominant or subordinate to REGENTS’ PATENT RIGHTS; or

(e)	An obligation to furnish any know how, not provided in REGENTS’ PATENT RIGHTS.

17.	PATENT INFRINGEMENT

17.1	In the event that LICENSEE learns of the substantial infringement of any REGENTS’ PATENT RIGHTS under this AGREEMENT, LICENSEE will promptly inform REGENTS and will provide REGENTS with reasonable evidence of such infringement. Both parties to this AGREEMENT acknowledge that during the period and in a jurisdiction where LICENSEE has exclusive rights under this AGREEMENT neither will notify a third party of the infringement without first obtaining consent of the other party, which consent will not be unreasonably withheld. Both parties will use their best efforts, in cooperation with each other, to arrive at a mutually acceptable course of action and to terminate such infringement without litigation.

17.2	LICENSEE may request that REGENTS take legal action against the infringement of REGENTS’ PATENT RIGHTS. Such request will be made in writing and will include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not been abated by REGENTS within ninety (90) days following the effective date of such request, REGENTS shall elect either to:

(a)	Commence suit on its own account; or

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(b)	Refuse to participate in such suit.

REGENTS will give notice of its election in writing to LICENSEE by the end of the one hundredth (100th) day after receiving notice of such request from LICENSEE. LICENSEE may thereafter bring suit for patent infringement if, and only if, REGENTS elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where LICENSEE had exclusive rights under this AGREEMENT. However, in the event LICENSEE elects to bring suit in accordance with this paragraph, REGENTS may thereafter join such suit at its own expense. Upon LICENSEE’s request, if REGENTS is a necessary party required by law, REGENTS shall determine in good faith, and without delay (taking into account regularly scheduled meetings or other availability of the REGENTS), whether or not to participate in such suit. Any such legal action as is decided upon will be at the expense of the party on account of whom suit is brought.

17.3	If REGENTS initiate legal action against an infringer of REGENTS’ PATENT RIGHTS, any recovery, by way of damages or otherwise, by REGENTS shall first be allocated to pay REGENTS’ actual costs and expenses in conducting such legal action against the infringer with respect to infringement of the REGENTS’ PATENT RIGHTS, and any remaining amount from such recovery shall be paid to fifty percent (50%) to REGENTS and fifty percent (50%) to LICENSEE. REGENTS may not settle, compromise or otherwise terminate such legal action in any way that compromises or negatively affects LICENSEE’s rights under this AGREEMENT without the written consent of LICENSEE, which consent shall not be unreasonably withheld.

17.4

If LICENSEE brings the action, any recoveries recovered thereby, by way of damages or otherwise, shall first be allocated to pay LICENSEE’s actual costs and expenses in conducting such legal action against the infringer with respect to infringement of the REGENTS’ PATENT RIGHTS, and any remaining amount from such recovery shall be retained by LICENSEE but shall be deemed to be NET SALES for which LICENSEE shall pay royalties to REGENTS. Any legal action brought jointly by REGENTS and LICENSEE, and participated in by both, will be at the joint expense of the parties and all recoveries will be allocated in the following order: a) to each party reimbursement in equal amounts of the attorney’s costs, fees, and other related expenses to the extent each party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for each party; and b) any remaining amount shared jointly by them in proportion to the share of expenses paid by each party. Both LICENSEE and REGENTS must

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consent to any settlement agreement to resolve such suit and, in any such settlement agreement, only LICENSEE shall be given the right to sublicense.

17.5	Each party will cooperate with the other in litigation instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation will be controlled by the party bringing the action, except that either party may be represented by counsel of its choice in any suit brought solely by the other party.

18.	INDEMNIFICATION

18.1	LICENSEE will indemnify, hold harmless, and defend, by counsel reasonably acceptable to REGENTS and/or HHMI (as applicable), REGENTS, its officers, employees, and agents; HHMI, its trustees, officers, employees, and agents; sponsor(s) of the research that led to the INVENTIONS; and the inventors of any patents and patent applications in REGENTS’ PATENT RIGHTS and their employers (“INDEMNITEES”) from and against any and all third party claims, liabilities, deficiencies, obligations, suits, losses, damages, costs, fees, and expenses of any kind or nature (including, without limitation, attorneys’ fees and other costs and expenses of defense) (collectively, “LOSSES”) based upon, resulting from, relating to or arising from acts or omissions by or on behalf of LICENSEE, any AFFILIATE, or any sublicencee under or relating to this AGREEMENT or any sublicense, including without limitation any cause of action relating to product liability. LICENSEE shall require all its sublicensees hereunder to indemnify, hold harmless, and defend the INDEMNITEES against any LOSSES resulting from or arising out of the exercise by such sublicensee of the sublicense granted hereunder, or acts or omissions by or on behalf of the sublicensee thereunder.

18.2	The LICENSEE, at its sole costs and expense, will insure its activities in connection with the work under this AGREEMENT and will obtain, keep in force and maintain insurance as follows: (or an equivalent program of self-insurance)

Comprehensive or Commercial Form General Liability Insurance (contractual liability and products liability included) with limits as follows:

(a) each occurrence	$1,000,000
(b) products/completed operations aggregate	$5,000,000
(c) personal and advertising injury	$1,000,000
(d) general aggregate (commercial form only)	$5,000,000

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It should be expressly understood, however, that the coverages and limits referred to under the above do not in any way limit the liability of LICENSEE, LICENSEE will furnish REGENTS with certificates of insurance evidencing compliance with all requirements.

18.3	Insurance coverage as required under Article 18.2 above, must:

(a)	provide for thirty (30) day advance written notice to REGENTS of cancellation or any modification;

(b)	indicate that “The Regents of the University of California” and “the Howard Hughes Medical Institute” and their respective officers, trustees, employees, students, and agents have been endorsed as additional insureds under the coverages referred to under Article 18.2; and

(c)	include a provision that the coverages will be primary and will not participate with nor will be excess over, any valid and collectible insurance or program of self-insurance carried or maintained by REGENTS.

18.4	An INDEMNITEE shall provide LICENSEE with prompt notice of any claim for which indemnification may be sought pursuant to this Agreement. In the case of any INDEMNITEE which is not a natural person, notice shall be given reasonably promptly following actual receipt of written notice thereof by an officer or attorney of such INDEMNITEE. Notwithstanding the foregoing, the delay or failure of any INDEMNITEE to give reasonably prompt notice to LICENSEE of any such claim shall not affect the rights of (i) such INDEMNITEE unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects LICENSEE, or (ii) any other INDEMNITEE LICENSEE will keep REGENTS informed on a current basis of its defense of any claims pursuant to this Article 18 (Indemnification).

19.	EXPORT CONTROLS

19.1

LICENSEE understands that REGENTS is subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), controlling the export of technical data, computer software, laboratory prototypes and other commodities, and REGENTS’ obligations under this AGREEMENT are contingent on compliance with such laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE will not export such technical data and/or commodities to certain foreign countries without prior

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approval of such agency. REGENTS neither represents that a license will not be required nor that, if required, it will be issued.

20.	GOVERNMENT APPROVAL OR REGISTRATION

20.1	If this AGREEMENT or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE will assume all legal obligations to do so. LICENSEE will notify REGENTS if it becomes aware that this AGREEMENT is subject to a United States or foreign government reporting or approval requirement. LICENSEE will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

21.	ASSIGNMENT

21.1	This AGREEMENT is binding upon and shall inure to the benefit of REGENTS, its successors and assigns, provided, however, this AGREEMENT will be personal to LICENSEE and assignable by LICENSEE only with the written consent of REGENTS, which consent shall not be unreasonably withheld, except that LICENSEE may freely assign this AGREEMENT in a merger, acquisition, consolidation, reorganization or to an acquirer of all or substantially all of its assets to which this AGREEMENT relates.

22.	NOTICES

22.1	All notices under this AGREEMENT will be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, or via facsimile if a confirmation copy is sent via United States mail, and addressed as follows:

To REGENTS:	Office of Technology Licensing 2150 Shattuck Avenue, Suite 510 Berkeley, CA 94720-1620 Fax: (510) 642-4566 Attn.: Director UC Case Nos.: B94-002; B98-006;B98-031

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To LICENSEE:	Renovis, Inc. 270 Littlefield Ave. South San Francisco, CA 94080 Fax: (650) 266-1405 Attn.: President

Either party may change its address upon written notice to the other party.

23.	LATE PAYMENTS

23.1	In the event royalty payments or fees are not received by REGENTS when due, LICENSEE will pay to REGENTS interest charges at a rate of ten percent (10%) per annum. Such interest will be calculated from the date payment was due until actually received by REGENTS.

24.	WAIVER

24.1	The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this AGREEMENT will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

24.2	None of the terms, covenants, and conditions of this AGREEMENT can be waived except by the written consent of the party waiving compliance.

25.	CONFIDENTIALITY

25.1	LICENSEE and REGENTS respectively will hold the other party’s proprietary business, terms of this AGREEMENT, patent prosecution material, and technical information and other proprietary information in confidence and against disclosure to third parties with at least the same degree of care as it exercises to protect its own data and license agreements of a similar nature.

25.2	Nothing contained herein will in any way restrict or impair the right of LICENSEE or REGENTS to use, disclose, or otherwise deal with any information or data which:

(a)	at the time of disclosure to a receiving party is generally available to the public or thereafter becomes generally available to the public by publication or otherwise through no act of the receiving party;

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(b)	the receiving party can show by written record was in its possession prior to the time of disclosure to it hereunder and was not acquired directly or indirectly from the disclosing party;

(c)	is independently made available to the receiving party without restrictions as a matter of right by a third party; or

(d)	is subject to disclosure under the California Public Records Act or other requirements of law, regulation or court order.

25.3	Notwithstanding Article 25.2, the receiving party shall have the right to disclose confidential information (i) as necessary in the course of seeking or enforcing patent rights, and (ii) for obtaining governmental approval to manufacture or market products.

25.4	It is understood that REGENTS will be free to release to the inventors, the HHMI, and senior administrators employed by REGENTS the terms and conditions of this AGREEMENT upon their request. If such release is made, REGENTS will inform such employees of the confidentiality obligations set forth above and will request that they do not disclose such terms and conditions to others. It is further understood that should a third party inquire whether a license to REGENTS’ PATENT RIGHTS is available, REGENTS may disclose the existence of this AGREEMENT and the extent of the grant in Article 3 to such third party, but will not disclose the name of LICENSEE, except where REGENTS is required to release information under either the California Public Records Act or other applicable law, provided REGENTS gives prior written notice to LICENSEE of such disclosure. It is also understood that LICENSEE will be free to disclose in confidence to existing and potential sublicensees the terms and conditions of this Agreement and the REGENTS’ confidential information relating to the INVENTIONS and/or the REGENTS’ PATENT RIGHTS to the extent reasonably related to such sublicensing.

25.5	LICENSEE and REGENTS agree to destroy or return to the disclosing party proprietary information received from the other in its possession within fifteen (15) days following the effective date of termination of this AGREEMENT. However, each party may retain one copy of proprietary information of the other solely for archival purposes in non-working files for the sole purpose of verifying the ownership of the proprietary information, provided such proprietary information will be subject to the confidentiality provisions set forth in Article 25.1. LICENSEE and REGENTS agree to provide each other, within thirty (30) days following termination of this AGREEMENT, with a written notice that proprietary information has been returned or destroyed.

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25.6	The terms of this Article 25 (Confidentiality) will expire in five (5) years from the official date of termination of this AGREEMENT.

26.	FAILURE TO PERFORM

26.1	In the event of a failure of performance due under the terms of this AGREEMENT and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party will be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements. This Article 26.1 shall not limit the rights to indemnification set forth in Section 18.1 above.

27.	FORCE MAJEURE

27.1	The parties to this AGREEMENT shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, or within one year following the commencement such events, whichever occurs first, the parties’ respective obligations hereunder will resume.

28.	SEVERABILITY

28.1	The provisions of this AGREEMENT are severable, and in the event that any provision of this AGREEMENT will be determined to be invalid or unenforceable under any controlling body of law, such invalidity or enforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

29.	DISPUTE RESOLUTION

29.1

The parties shall make diligent and reasonable efforts to amicably settle all disputes, controversies, or differences which may arise between the parties hereto, out of, or in relation to or in connection with this AGREEMENT (a “Dispute”). Upon the occurrence of a Dispute between the parties, including, without

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limitation, any breach of this AGREEMENT or any obligation relating thereto, the Dispute shall be referred first to the President of LICENSEE and the Director of the Office of Technology Licensing on the Berkeley campus of REGENTS, or their designees, who shall negotiate in good faith to resolve such Dispute in a mutually satisfactory manner for forty five (45) days. If such efforts do not result in a mutually satisfactory resolution, the Dispute shall be finally settled by arbitration, except for matters under Articles 15,16,17,18 and 31, as follows, by which each party hereto is bound. Such arbitration shall be held in San Francisco in accordance with the commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be conducted in the English language. There shall be three (3) arbitrators, including one nominee of LICENSEE, one nominee of REGENTS, and a third person selected by said nominees. Judgment upon the award rendered may be entered in the highest court or forum, state, or federal, having jurisdiction; provided, however, that the provisions of this Article 29 shall not apply to any dispute or controversy as to which any treaty or law prohibits such arbitration. The prevailing party shall be entitled to reasonable attorney’s fees and costs to be fixed by the arbitrators. Notwithstanding the foregoing, if a party reasonably believes that it is entitled to seek a preliminary injunction or temporary restraining order or other immediate equitable relief for harm being caused by a particular Dispute, such party may seek such legal recourse in appropriate court immediately, without first proceeding as set forth above.

Notwithstanding the foregoing, no dispute affecting the rights or property of HHMI shall be subject to arbitration.

30.	APPLICABLE LAW

30.1	THIS AGREEMENT WILL BE CONSTRUED, INTERPRETED, AND APPLIED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. QUESTIONS CONCERNING THE LAW AND EFFECT OF THE REGENTS’ PATENT RIGHTS WILL BE DETERMINED BY THE LAW OF THE COUNTRY IN WHICH THE PATENT WAS GRANTED.

31.	HHMI THIRD PARTY BENEFICIARY STATUS

31.1	HHMI is not a party to this AGREEMENT and has no liability to any licensee, sublicensee, or user of anything covered by this AGREEMENT, but HHMI is an intended third-party beneficiary of this AGREEMENT and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

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32.	SCOPE OF AGREEMENT

This AGREEMENT and the [*], COMM, AND [*] LETTER AGREEMENT, the [*] LETTER AGREEMENT, the [*] CONFIDENTIALITY AGREEMENT and the [*] CONFIDENTIALITY AGREEMENT incorporate the entire AGREEMENT between the parties with respect to the subject matter hereof, (and will continue to the extent they are not inconsistent with this AGREEMENT), and this AGREEMENT may be altered or modified only by written amendment duly executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT in duplicate originals by their duly authorized officers or representatives.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA		RENOVIS, INC.

By	/s/ WILLIAM A. HOSKINS	By	/s/ LYNNE ZYDOWSKY
	William A. Hoskins Director Office of Technology Licensing		Lynne Zydowsky, Ph.D. President and Chief Operating Officer

Date June 8, 2001		Date 6/6/01

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